                                                FILED PURSUANT TO RULE 424(b)(5)
                                                REGISTRATION NO.

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED NOVEMBER 1, 1993)

                                  $100,000,000
                          HILLENBRAND INDUSTRIES, INC.

                           6 3/4% DEBENTURES DUE 2027
                             ---------------------

                    INTEREST PAYABLE JUNE 15 AND DECEMBER 15

                            ------------------------

    THE DEBENTURES WILL MATURE ON DECEMBER 15, 2027. THE DEBENTURES WILL BE REDEEMABLE AS A WHOLE OR IN PART, AT THE OPTION OF THE COMPANY AT ANY TIME AT A REDEMPTION PRICE EQUAL TO THE GREATER OF (I) 100% OF THE PRINCIPAL AMOUNT OF THE DEBENTURES OR (II) THE SUM OF THE PRESENT VALUES OF THE REMAINING SCHEDULED PAYMENTS OF PRINCIPAL AND INTEREST THEREON DISCOUNTED TO THE DATE OF REDEMPTION ON A SEMIANNUAL BASIS (ASSUMING A 360-DAY YEAR CONSISTING OF TWELVE 30-DAY MONTHS) AT THE TREASURY RATE (AS DEFINED HEREIN) PLUS 15 BASIS POINTS, PLUS, IN EITHER CASE, ACCRUED AND UNPAID INTEREST THEREON TO THE DATE OF REDEMPTION. THE DEBENTURES WILL BE ISSUED ONLY IN BOOK-ENTRY FORM THROUGH THE FACILITIES OF THE DEPOSITORY TRUST COMPANY (THE "DEPOSITARY"). SEE "DESCRIPTION OF DEBENTURES."
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR
      THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                            ------------------------

                   PRICE 99.184% AND ACCRUED INTEREST, IF ANY
                            ------------------------

                                                                                       UNDERWRITING
                                                                        PRICE TO      DISCOUNTS AND     PROCEEDS TO
                                                                       PUBLIC(1)      COMMISSIONS(2)   COMPANY(1)(3)
                                                                    ----------------  --------------  ----------------
PER DEBENTURE.....................................................      99.184%           .875%           98.309%
TOTAL.............................................................  $  99,184,000      $ 875,000      $  98,309,000

------------------------

(1) PLUS ACCRUED INTEREST, IF ANY, FROM DECEMBER 8, 1997.

(2) THE COMPANY HAS AGREED TO INDEMNIFY THE UNDERWRITERS AGAINST CERTAIN LIABILITIES, INCLUDING LIABILITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

(3) BEFORE DEDUCTING ESTIMATED EXPENSES OF $100,000 PAYABLE BY THE COMPANY.

                            ------------------------

    THE DEBENTURES ARE OFFERED, SUBJECT TO PRIOR SALE, WHEN, AS AND IF ACCEPTED BY THE UNDERWRITERS AND SUBJECT TO CERTAIN OTHER CONDITIONS. IT IS EXPECTED THAT DELIVERY OF THE DEBENTURES WILL BE MADE ON OR ABOUT DECEMBER 8, 1997 THROUGH THE BOOK-ENTRY FACILITIES OF THE DEPOSITARY AGAINST PAYMENT THEREFOR IN IMMEDIATELY AVAILABLE FUNDS.

                            ------------------------

MORGAN STANLEY DEAN WITTER                                   MERRILL LYNCH & CO.

DECEMBER 2, 1997

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HILLENBRAND INDUSTRIES, INC. OR ANY OTHER PERSON. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE DEBENTURES NOR SHALL THEY CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION.
                            ------------------------

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBENTURES. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE THE DEBENTURES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                            ------------------------

    IT IS EXPECTED THAT DELIVERY OF THE DEBENTURES WILL BE MADE AGAINST PAYMENT THEREFOR ON OR ABOUT THE DATE SPECIFIED IN THE LAST PARAGRAPH OF THE COVER PAGE HEREOF, WHICH WILL BE THE FOURTH BUSINESS DAY FOLLOWING THE DATE HEREOF. PURCHASERS OF DEBENTURES SHOULD NOTE THAT TRADING OF THE DEBENTURES ON THE DATE HEREOF MAY BE AFFECTED BY SUCH SETTLEMENT. SEE "UNDERWRITING."
                            ------------------------

                              RECENT DEVELOPMENTS

    The Company announced on November 4, 1997 that it had reached an agreement in principle for the acquisition of the remaining medical businesses of Vickers PLC, including Air-Shields Inc., a manufacturer and supplier of infant incubators and warmers. Air-Shields Inc. will become part of Hill-Rom Inc., a wholly owned subsidiary of the Company. The agreement is subject to regulatory approval and completion of due diligence. This acquisition is not expected to have a material effect on the Company's financial condition, results of operations and cash flows.

    The Company announced on December 1, 1997 that it purchased from a trust established by G. C. Hillenbrand, a founder of the Company, 990,000 shares of common stock to facilitate the payment of the trust's federal and state taxes upon the death of Mr. Hillenbrand's widow. The purchase was a private transaction for the Company's treasury at a discount from market determined by an investment bank to be fair to the Company.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods shown:

                                                                   THREE QUARTERS ENDED
                       FISCAL YEAR ENDED
---------------------------------------------------------------  ------------------------
 NOV. 28,     NOV. 27,      DEC. 3,      DEC. 2,     NOV. 30,     AUG. 31,     AUG. 30,
   1992         1993         1994         1995         1996         1996         1997
-----------  -----------  -----------  -----------  -----------  -----------  -----------
       7.4          8.9          5.8          7.3          9.3          8.2          9.4

    The ratio of earnings to fixed charges was computed by dividing income from continuing operations before income taxes (as adjusted for fixed charges) by fixed charges for the period. Fixed charges are comprised of interest on debt of the Company and the portion of rental expense representative of interest.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of August 30, 1997 and as adjusted to give effect to the sale of Debentures offered hereby. The net proceeds will be used for general corporate purposes. See "Use of Proceeds."

                                                                                             AUGUST 30, 1997
                                                                                        AS REPORTED   AS ADJUSTED
                                                                                        ------------  ------------

                                                                                              (IN THOUSANDS)

Short-term debt (a)...................................................................  $     60,000  $     60,000

Long-term debt:
  Debentures offered hereby...........................................................            --       100,000
  Other long-term debt................................................................       204,000       204,000
                                                                                        ------------  ------------
Total long-term debt..................................................................       204,000       304,000
                                                                                        ------------  ------------

Shareholders' equity..................................................................       839,000       839,000
                                                                                        ------------  ------------
Total debt and shareholders' equity...................................................  $  1,103,000  $  1,203,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

------------------------

(a) Includes current maturities of long-term debt.

                                USE OF PROCEEDS

    The net proceeds from the sale of the Debentures will be used for general corporate purposes, including working capital, capital expenditures and possible acquisitions.

                           DESCRIPTION OF DEBENTURES

    The following description of the terms of the Debentures offered hereby (referred to in the Prospectus (the "Prospectus") that this Prospectus Supplement accompanies as the "Offered Debt Securities") supplements, and to the extent inconsistent therewith replaces, insofar as such description relates to the Debentures, the description of the Offered Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

    The Debentures will be limited to $100,000,000 aggregate principal amount, will be issued in denominations of $1,000 and integral multiples thereof, and will mature on December 15, 2027.

    Interest on the Debentures at the annual rate set forth on the cover of this Prospectus Supplement will accrue from December 8, 1997 and will be payable semi-annually on June 15 and December 15 in each year, commencing on June 15, 1998, to the persons (subject to certain exceptions) in whose names the Debentures are registered at the close of business on the preceding June 1 or December 1, respectively.

    The Debentures will be issued in book-entry form only through the facilities of the Depositary. Transfers or exchanges of beneficial interest in Debentures in book-entry form may be effected only through a participating member of the Depositary. See "Book-Entry, Delivery and Form". Under certain circumstances Debentures may be issued in certificated form in exchange for global securities ("Global Securities"). In the event that Debentures are issued in certificated form, Debentures may be transferred or exchanged at the offices described in the next paragraph.

    Payments on Debentures issued in book-entry form will be made to the Depositary or the Depositary's nominee as the registered owner of the Global Securities. In the event Debentures are issued in certificated form, principal and interest, if any, will be payable, the transfer of the Debentures will be registrable and Debentures will be exchangeable for Debentures bearing identical terms and provisions at the corporate trust office of the Trustee designated for such purpose, provided that the payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as shown in the Security Register.

APPLICATION OF DEFEASANCE PROVISION

    The Debentures are subject to defeasance and covenant defeasance as described under "Description of the Debt Securities -- Defeasance and Covenant Defeasance" in the Prospectus.

REDEMPTION AT THE OPTION OF THE COMPANY

    The Debentures will be redeemable as a whole or in part, at the option of the Company at any time (a "Company Redemption Date"), at a redemption price equal to the greater of (i) 100% of the principal amount of the Debentures to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Company Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to the Company Redemption Date.

    "Treasury Rate" means, with respect to any Company Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Company Redemption Date.

    "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Debentures. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

    "Comparable Treasury Price" means, with respect to any Company Redemption Date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Company Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such Company Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any Company Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such Company Redemption Date.

    "Reference Treasury Dealer" means each of Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, and any additional reference dealers appointed by the Company at the sole discretion of the Company, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company will substitute therefor another Primary Treasury Dealer.

    Notice of any redemption by the Company will be mailed at least 30 days but not more than 60 days before any Company Redemption Date to each holder of Debentures to be redeemed.

    Unless the Company defaults in payment of the redemption price, on and after any Company Redemption Date interest will cease to accrue on the Debentures or portions thereof called for redemption.

BOOK-ENTRY, DELIVERY AND FORM

    The Debentures will be issued in whole or in part in the form of one or more Global Securities deposited with, or on behalf of the Depositary, and registered in the name of a nominee of the Depositary. Owners of beneficial interests in Global Securities will not be entitled to physical delivery of Debentures in certificated form except if (x) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for such series or at any time ceases to be in good standing under the Securities Exchange Act of 1934 (the "Exchange Act") or other statute or regulation, and the Company shall not have appointed a successor Depositary within 90 days, (y) the Company executes and delivers to the Trustee an officers' certificate providing that the Global Securities shall be so exchangeable or (z) there shall have occurred and be continuing an Event of Default with respect to the Debentures. Global Securities may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any nominee to a successor of the Depositary or a nominee of such successor.

    The Depositary has advised the Company and the Underwriters as follows: The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. "Direct Participants" include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

    Under the terms of the Indenture the Company and the Trustee will treat the persons in whose names the Debentures are registered as the owners of such Debentures for the purpose of receiving payment of principal and interest on such Debentures and for all other purposes whatsoever. Therefore, neither the Company nor the Trustee has any direct responsibility or liability for the payment of principal or interest on the Debentures to owners of beneficial interests in the Global Securities. The Depositary has advised the Company and the Trustee that its current practice is to credit the accounts of the participants with payments of principal or interest on the date payable in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Securities as shown in the records of the Depositary, unless the Depositary has reason to believe that it will not receive payment on such date. Payments by participants and indirect participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of the participants or indirect participants.

SETTLEMENT AND PAYMENT

    Settlement for the Debentures by the Underwriters and secondary market trading activity will be made in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the Underwriting Agreement dated December 2, 1997, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective principal amounts of Debentures set forth opposite their respective names below:

                                                                                  PRINCIPAL
                                                                                  AMOUNT OF
UNDERWRITER                                                                       DEBENTURES
------------------------------------------------------------------------------  --------------
Morgan Stanley & Co. Incorporated.............................................  $   50,000,000
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated........................................................      50,000,000
                                                                                --------------
      Total...................................................................  $  100,000,000
                                                                                --------------
                                                                                --------------

    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are committed to take and pay for all of the Debentures, if any are taken.

    The Underwriters propose to offer part of the Debentures directly to the public at the public offering price set forth on the cover page hereof, and to certain dealers at such price less a concession not in excess of .50% of the principal amount. The Underwriters may allow, and such dealers may reallow, a concession not in excess of .25% of the principal amount to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

    The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Company does not intend to apply for listing of the Debentures on a national securities exchange, but has been advised by the Underwriters that they presently intend to make a market in the Debentures, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Debentures and any such market making may be discontinued at any time at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Debentures.

    In order to facilitate the offering of the Debentures, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Debentures. Specifically, the Underwriters may overallot in connection with the offering of the Debentures, creating a short position in the Debentures for their own accounts. In addition, to cover overallotments or to stabilize the price of the Debentures, the Underwriters may bid for, and purchase, the Debentures in the open market. Finally, in the offering of the Debentures, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Debentures in the offering if the syndicate repurchases previously distributed Debentures in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Debentures above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

    It is expected that delivery of the Debentures will be made against payment therefor on or about the date specified in the last paragraph of the cover page hereof, which will be the fourth business day in the United States following the date hereof. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Debentures on the date hereof will be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Debentures who wish to trade Debentures on the date hereof should consult their own advisors.

    The Underwriters and their affiliates have performed various investment banking and other services for the Company in the past and may do so from time to time in the future.

                                 LEGAL MATTERS

    Certain legal matters will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017, Simpson Thacher & Bartlett will rely upon Mark R. Lindenmeyer, General Counsel of the Company, with respect to matters of Indiana law.

PROSPECTUS

                          HILLENBRAND INDUSTRIES, INC.

                                DEBT SECURITIES

                               ------------------

    HILLENBRAND INDUSTRIES, INC. (THE "COMPANY") MAY OFFER FROM TIME TO TIME UP TO $200,000,000 AGGREGATE PRINCIPAL AMOUNT OR THE EQUIVALENT THEREOF IN ONE OR MORE CURRENCY UNITS OF ITS DEBT SECURITIES CONSISTING OF DEBENTURES, NOTES AND/OR OTHER UNSECURED EVIDENCES OF INDEBTEDNESS (THE "DEBT SECURITIES") IN ONE OR MORE SERIES, IN AMOUNTS, AT PRICES AND ON TERMS TO BE DETERMINED AT THE TIME OF SALE AND TO BE SET FORTH IN SUPPLEMENTS TO THIS PROSPECTUS. AS USED HEREIN, DEBT SECURITIES SHALL INCLUDE SECURITIES DENOMINATED IN UNITED STATES DOLLARS OR, AT THE OPTION OF THE COMPANY IF SO SPECIFIED IN THE APPLICABLE PROSPECTUS SUPPLEMENT, IN ANY OTHER CURRENCY OR IN COMPOSITE CURRENCIES OR IN AMOUNTS DETERMINED BY REFERENCE TO AN INDEX. THE SPECIFIC DESIGNATION, AGGREGATE PRINCIPAL AMOUNT, AUTHORIZED DENOMINATIONS, PURCHASE PRICE, MATURITY, RATE (WHICH MAY BE FIXED OR VARIABLE) AND TIME OF PAYMENT OF ANY INTEREST, IF ANY, ANY REDEMPTION TERMS OR OTHER SPECIFIC TERMS AND ANY LISTING ON A SECURITIES EXCHANGE OF THE DEBT SECURITIES IN RESPECT OF WHICH THIS PROSPECTUS IS BEING DELIVERED ("OFFERED DEBT SECURITIES") ARE SET FORTH IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT ("PROSPECTUS SUPPLEMENT"), TOGETHER WITH THE TERMS OF THE OFFERING OF THE OFFERED DEBT SECURITIES.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
          SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    THE COMPANY MAY SELL DEBT SECURITIES TO OR THROUGH DEALERS, ACTING AS PRINCIPALS FOR THEIR OWN ACCOUNTS ("UNDERWRITERS") OR AS AGENTS ("AGENTS"), OR DIRECTLY TO OTHER PURCHASERS. SEE "PLAN OF DISTRIBUTION." THE PROSPECTUS SUPPLEMENT SETS FORTH THE NAMES OF SUCH UNDERWRITERS OR AGENTS AND ANY APPLICABLE COMMISSIONS OR DISCOUNTS. THE NET PROCEEDS TO THE COMPANY FROM SUCH SALE ARE ALSO SET FORTH IN THE PROSPECTUS SUPPLEMENT.

NOVEMBER 1, 1993

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IN CONNECTION WITH THE OFFERING CONTAINED HEREIN OR THEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALES MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS IN THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES. THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

    IN CONNECTION WITH THE OFFERING OF DEBT SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBT SECURITIES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Company's common stock is listed on such Exchange.

    The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed by the Company with the Commission (File No. 1-6651) are incorporated by reference in this Prospectus:

    1. The Company's Annual Report on Form 10-K for the year ended November 28, 1992.

    2. The Company's Quarterly Reports on Form 10-Q for the quarters ended February 27, 1993, May 29, 1993 and August 28, 1993.

    3.  The Company's Current Report on Form 8-K dated August 30, 1993.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any person to whom a copy of the Prospectus has been delivered, on the request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference therein). Requests for such copies should be directed to the Corporate Secretary of Hillenbrand Industries, Inc., 1069 State Route 46 East, Batesville, Indiana 47006-9166, telephone (812) 934-7000.

                                  THE COMPANY

    Hillenbrand Industries, Inc., headquartered in Batesville, Indiana, is a diversified, public holding company with six wholly owned operating companies. Unless the context otherwise requires, the terms "Hillenbrand" and the "Company" refer to Hillenbrand Industries, Inc. and its consolidated subsidiaries. Hillenbrand is organized into two Groups: Industrial and Insurance. The Industrial Group has two business segments: Caskets and Health Care. The Insurance Group consists of a special-purpose life insurance company and a customer-focused marketing company.

    The Casket Segment consists of a single company: Batesville Casket Company, Inc. ("Batesville"). Batesville, headquartered in Batesville, Indiana, is a leading producer of metal and hardwood burial caskets. Batesville serves more than 16,000 funeral homes through 66 company-operated Customer Service Centers in North America. The Company's production facilities are located in Indiana, Kentucky, New Hampshire, Mississippi, Tennessee and Canada.

    The Insurance Group, headquartered in Batesville, Indiana, consists of Forecorp, Inc., and its subsidiaries, Forethought Life Insurance Company and The Forethought Group, Inc. These companies serve the country's largest network of funeral planning professionals with marketing support for Forethought-Registered Trademark- funeral plans funded by life insurance policies. This specialized funeral planning product is offered through licensed funeral homes.

    The Health Care Segment consists of four companies: Hill-Rom Company, Inc. ("Hill-Rom"), SSI Medical Services, Inc. ("SSI"), BLOCK Medical, Inc. ("BLOCK") and Medeco Security Locks, Inc. ("Medeco"). (Medeco is not in the health care industry but it is included in the Health Care Segment for reporting purposes due to its relative size.) Hill-Rom, headquartered in Batesville, Indiana, is a leading producer of electric hospital beds, patient room furniture and patient handling equipment specifically designed to meet the needs of medical-surgical, critical care and perinatal providers. Hill-Rom's domestic manufacturing facilities are located in Batesville, Indiana. In 1991, Hill-Rom acquired Le Couviour SA ("Le Couviour"), of Pluvigner, in the Brittany region of western France. Le Couviour is the leading manufacturer of hospital beds and patient room furniture in France and a leader in Europe. In June 1993, Hill-Rom announced, subject to German government approval, a capital addition representing a 25.7% interest in L&C Arnold AG ("Arnold"), of Schorndorf/Kempen in western Germany. Arnold is one of the oldest and largest manufacturers of hospital beds in Germany. Known to the Medical Community as Support Systems International, SSI is headquartered in Charleston, South Carolina and is a leading provider of specialty therapy units and services for rent to healthcare facilities for wound therapy and the management of pulmonary complications, trauma and incontinence associated with critically ill patients. SSI's products assist in the treatment and prevention of decubitis ulcers (pressure sores) with low-pressure patient sleep surfaces. SSI's domestic production facility is located in Charleston, South Carolina. SSI's international operations are headquartered in Solihull (near Birmingham) in England, with a production facility located in Montpellier in southern France. SSI also has numerous service centers located throughout North America and Europe. BLOCK, located in Carlsbad, California, is a manufacturer of medical instrumentation, testing devices and disposable and ambulatory electronic infusion pumps for antibiotic, nutritional, chemotherapy and other home drug infusion therapies. Medeco, headquartered in Salem, Virginia, is a leading producer of high-security, pick and tamper-resistant mechanical locks, lock cylinders, high-security electronic access controls and electronic collection systems. Medeco's mechanical and electronic lock production facilities are located in Salem, Virginia.

    On August 30, 1993, the Company sold its luggage business, American Tourister, Inc., to Astrum International Corp., for a cash payment of approximately $64.0 million. The sale has resulted in a gain. The results of American Tourister, Inc., representing a substantial portion of the previously reported Durables Segment, have been reported separately as discontinued operations in the Statement of Consolidated Income, with prior periods restated to conform to the current presentation.

    The principal executive offices of the Company are located at 1069 State Route 46 East, Batesville, Indiana 47006-9166, and the telephone number is (812) 934-7000.

                                USE OF PROCEEDS

    Unless otherwise provided in the Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be used for general corporate purposes, including working capital, capital expenditures, possible future acquisitions, refinancing of indebtedness and redemption of securities. Any specific allocation of the net proceeds of an offering of Debt Securities to a specific purpose will be determined at the time of such offering and will be described in the related Prospectus Supplement.

                         SELECTED FINANCIAL INFORMATION

    The following data, insofar as it relates to each of the fiscal years 1988-1992, has been derived from the Company's annual financial statements, including those incorporated in this prospectus by reference to the Company's Current Report on Form 8-K dated August 30, 1993. The data as of and for the nine months ended August 29, 1992 and August 28, 1993 has been derived from unaudited financial statements which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the unaudited interim periods.

                                                           FISCAL YEAR ENDED                        THREE QUARTERS ENDED
                                      -----------------------------------------------------------  -----------------------
                                        DEC. 3,     DEC. 2,     DEC. 1,     NOV. 30,    NOV. 28,    AUG. 29,    AUG. 28,
                                        1988(A)     1989(A)     1990(A)     1991(A)     1992(A)     1992(A)       1993
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
                                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND RATIO DATA)
INCOME STATEMENT DATA:
Net revenues:
  Industrial........................   $ 776,323   $  852,326  $  943,301  $1,022,478  $1,217,457  $  894,253  $  969,604
  Insurance.........................       6,497       19,677      38,627      62,009      85,605      61,967      84,825
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Total net revenues..................     782,820      872,003     981,928   1,084,487   1,303,062     956,220   1,054,429
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Cost of revenues:
  Industrial........................     407,214      455,895     506,797     541,203     628,412     467,220     499,548
  Insurance.........................       1,274        4,069      14,011      31,086      45,965      32,967      51,624
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Total cost of revenues..............     408,488      459,964     520,808     572,289     674,377     500,187     551,172
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Administrative, distribution and
 selling expenses:
  Industrial (b)....................     244,900      268,935     303,906     324,757     398,820     288,120     303,692
  Insurance.........................      15,740       20,617      26,013      28,371      33,072      24,228      27,232
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Total administrative, distribution
 and selling expenses...............     260,640      289,552     329,919     353,128     431,892     312,348     330,924
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Operating profit....................     113,692      122,487     131,201     159,070     196,793     143,685     172,333
Interest expense....................     (17,789)     (17,558)    (15,934)    (13,199)    (21,233)    (14,868)    (15,860)
Investment income...................       5,360        6,030       9,048      10,512       8,434       5,721       5,298
Other income (expense), net.........         587       (2,363)     (4,017)     (9,500)     (6,241)     (4,016)        263
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Income from continuing operations
 before income taxes................     101,850      108,596     120,298     146,883     177,753     130,522     162,034
Income taxes........................      42,271       44,967      48,217      56,898      66,588      48,872      62,891
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Income from continuing operations...      59,579       63,629      72,081      89,985     111,165      81,650      99,143
Income (loss) from discontinued
 operations net of income taxes.....       6,794        7,689       3,597        (798)     (5,642)       (231)      1,778
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Income before cumulative effect of a
 change in accounting principle.....      66,373       71,318      75,678      89,187     105,523      81,419     100,921
Cumulative effect of change in
 method of accounting for income
 taxes..............................      --           --          --          --          10,747      10,747      --
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Net income..........................   $  66,373   $   71,318  $   75,678  $   89,187  $  116,270  $   92,166  $  100,921
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Earnings per common share:
  Income from continuing
   operations.......................  $     0.79   $     0.86  $     0.97  $     1.23  $     1.55  $     1.13  $     1.39
  Income from discontinued
   operations net of income taxes...        0.09         0.10        0.05       (0.01)      (0.08)     --            0.02
  Cumulative effect of change in
   method of accounting for income
   taxes............................      --           --          --          --            0.15        0.15      --
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Net income per common share.........  $     0.88   $     0.96  $     1.02  $     1.22  $     1.62  $     1.28  $     1.41
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Dividends per common share..........  $     0.20   $     0.25  $    0.275  $     0.29  $     0.35  $   0.2625  $   0.3375
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Average number of common shares
 outstanding (thousands)............      75,117       74,377      73,971      72,885      71,915      72,012      71,455
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
Ratio of earnings to fixed charges
 (c)................................         5.3          5.4         6.1         8.1         7.4         7.6         8.7
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
                                      -----------  ----------  ----------  ----------  ----------  ----------  -----------
BALANCE SHEET DATA (AT PERIOD END):
Working capital (Industrial)........  $  151,863   $  192,086  $  216,207  $  156,645  $  278,950  $  271,243  $  300,772
Total assets........................     832,414    1,044,799   1,268,885   1,532,160   1,935,207   1,810,167   2,151,841
Total debt (d)......................     134,229      124,853     117,500     148,425     234,044     235,843     213,466
Shareholders' equity................     348,527      396,659     436,474     490,823     547,744     526,241     605,143

                                                                  FISCAL YEAR
                                            -------------------------------------------------------
                                             1988(A)    1989(A)    1990(A)    1991(A)     1992(A)
                                            ---------  ---------  ---------  ----------  ----------
                                                                (IN THOUSANDS)
SEGMENT DATA (E):
Net revenues:
Industrial:
  Health Care.............................  $ 433,921  $ 502,109  $ 559,084  $  625,584  $  791,042
  Caskets.................................    342,402    350,217    384,217     396,894     426,415
                                            ---------  ---------  ---------  ----------  ----------
Total industrial..........................    776,323    852,326    943,301   1,022,478   1,217,457
Insurance.................................      6,497     19,677     38,627      62,009      85,605
                                            ---------  ---------  ---------  ----------  ----------
Total net revenues........................    782,820    872,003    981,928   1,084,487   1,303,062
                                            ---------  ---------  ---------  ----------  ----------
Operating profit by segment:
Industrial:
  Health Care.............................     71,253     83,695     74,825      90,445     116,429
  Caskets.................................     65,721     56,891     68,270      78,792      91,524
                                            ---------  ---------  ---------  ----------  ----------
Total industrial..........................    136,974    140,586    143,095     169,237     207,953
Insurance.................................    (10,517)    (5,009)    (1,397)      2,552       6,568
                                            ---------  ---------  ---------  ----------  ----------
Total operating profit by segment.........    126,457    135,577    141,698     171,789     214,521
Other items (f)...........................    (24,607)   (26,981)   (21,400)    (24,906)    (36,768)
Income taxes..............................     42,271     44,967     48,217      56,898      66,588
                                            ---------  ---------  ---------  ----------  ----------
Income from continuing operations.........     59,579     63,629     72,081      89,985     111,165
Income (loss) from discontinued operations
 net of income taxes......................      6,794      7,689      3,597        (798)     (5,642)
Cumulative effect of change in method of
 accounting for income taxes..............     --         --         --          --          10,747
                                            ---------  ---------  ---------  ----------  ----------
Net income................................  $  66,373  $  71,318  $  75,678  $   89,187  $  116,270
                                            ---------  ---------  ---------  ----------  ----------
                                            ---------  ---------  ---------  ----------  ----------

------------------------
(a) Results for fiscal years 1988, 1989, 1990, 1991 and 1992 and the three quarters ended August 29, 1992 have been restated to reflect the discontinued operations of the Company's luggage business, American Tourister, Inc., which was sold to Astrum International Corp. on August 30, 1993. The results of American Tourister, Inc., representing a substantial portion of the previously-reported Durables Segment, have been reported separately as discontinued operations in the Statement of Consolidated Income.

(b) Industrial, administrative, distribution and selling expenses include general corporate overhead.

(c) The ratio of earnings to fixed charges was computed by dividing income from continuing operations before income taxes (as adjusted for fixed charges) by fixed charges for the period. Fixed charges are comprised of interest on debt of the Company, imputed interest on contingent earn-out payments relative to the acquisition in 1985 of the business of SSI and the portion of rental expense representative of interest.

(d) Total debt is comprised of short-term debt, current portion of long-term debt and long-term debt.

(e) Segment data is reported for fiscal year results only.

(f) Other items include general corporate overhead, interest expense, investment income, net and other income and expense.

                                    BUSINESS

    Hillenbrand manufactures and supplies a variety of products and services through six wholly owned operating companies. The following is a description of the operating companies and the major product and service lines of the Company.

CASKETS

    Batesville, founded in 1884 and acquired by the Hillenbrand family in 1906, manufactures and sells several types of steel, copper, bronze and hardwood caskets, including caskets for the cremation market. In addition to caskets, Batesville sells a line of urns used in cremations. All Batesville metal caskets are protective caskets which are electrically welded and made resistant to the entry of air, water and gravesite substances through the use of rubber gaskets and a locking bar mechanism.

    Batesville Monoseal-Registered Trademark- steel caskets also employ a magnesium alloy bar to cathodically protect the casket from rust and corrosion. The Company believes that this system of Cathodic Protection is featured only on Batesville caskets.

    Batesville hardwood caskets are made from walnut, mahogany, cherry, maple, pine, oak and poplar. Except for a limited line of hardwood caskets with a protective copper liner, the majority of hardwood caskets are not protective.

    Batesville caskets are marketed by Batesville's direct sales force to licensed funeral directors throughout the United States, Australia, Canada and Puerto Rico. Batesville maintains an inventory of caskets at 66 company-operated Customer Service Centers in North America. Batesville caskets are delivered in specially equipped vehicles owned by Batesville.

INSURANCE

    Forecorp, Inc., including The Forethought Group and Forethought Life Insurance Company, was founded in 1985 to provide funeral planning insurance products through a network of independent funeral homes. Customers choose the funeral home, type of service and merchandise they want. The selected funeral home contracts to provide the funeral services and merchandise when needed. With funds provided by a life insurance policy from Forethought Life Insurance Company, the Forethought program offers inflation protection by enabling the funeral home to guarantee that the planned funeral will be available as specified.

    Certificates of authority to sell life insurance have been obtained in forty-eight (48) states, Puerto Rico and the District of Columbia. Forethought Life Insurance products are available through a network of over 5,000 independent funeral homes in thirty-nine (39) of these jurisdictions.

HEALTH CARE

    Hill-Rom has been in the hospital equipment business since its founding in 1929. Hill-Rom manufactures a variety of mechanically, electrically and hydraulically controlled adjustable hospital beds, hospital procedural stretchers, hospital patient room furniture and architectural systems.

    The Hill-Rom line of electrically and manually adjustable hospital beds includes models which, through sideguard controls, can be raised and lowered, retracted and adjusted to varied orthopedic and therapeutic contours and positions. Hill-Rom also produces beds for special departments such as intensive care, emergency, recovery rooms and labor and delivery rooms. Other Hill-Rom products include sideguard communications, wood finished bedside cabinets, adjustable height overbed tables, mattresses and wood and upholstered chairs. Its architectural products include customized, prefabricated modules, either wall-mounted or on freestanding columns, enabling medical gases, communications and electrical services to be distributed in patient rooms.

    Hill-Rom products are sold directly to hospitals throughout the United States and Canada by Hill-Rom account executives. Most Hill-Rom products sold in the United States are delivered by trucks owned by Hill-Rom. Hill-Rom also operates a Canadian division which distributes Hill-Rom products, principally in Canada, and a German subsidiary which distributes Hill-Rom products throughout Europe. Hill-Rom also sells its domestically produced products through distributorships throughout the world.

    In 1991, Hill-Rom acquired Le Couviour, a French company which manufactures a variety of mechanically, hydraulically and electrically controlled beds and patient room furniture. Its products are sold directly to hospitals and nursing homes throughout Europe.

    In June 1993, Hill-Rom announced, subject to German government approval, a capital addition representing a 25.7% interest in Arnold, of Schorndorf/Kempen in western Germany. Arnold is one of the oldest and largest manufacturers of hospital beds in Germany.

    SSI is engaged in the manufacture of therapy beds and support surfaces and the rental of these products in the wound care and pulmonary/trauma markets. Clinical support for SSI products is provided by a sales force composed of registered nurses and physician assistants. Technical support is made available by technicians and service personnel who provide maintenance and technical assistance from SSI Service Centers.

    Within the wound care market, CLINITRON-Registered Trademark- Air Fluidized Therapy is provided as a therapeutic adjunct in the treatment of advanced pressure sores, flaps, grafts and burns. The CLINITRON unit achieves its support characteristics from the fluid effect created by forcing air up and through medical-grade ceramic microspheres contained in the unit's fluidization chamber.

    SSI also offers low airloss therapy through its RESTCUE-Registered Trademark- and FLEXICAIR-Registered Trademark- units. Low airloss support is achieved by distributing air through cushions specially designed to allow some of the air to escape slowly. The advent of RESTCUE Dynamic Air Therapy in 1989 marked SSI's entry into the pulmonary/trauma market by incorporating three low airloss therapies into an integrated system. In 1992, SSI introduced the RESTCUE-Registered Trademark- CC therapy unit which provides two additional therapies. The RESTCUE CC is the only unit on the market with five therapies on one self-contained hospital bed. FLEXICAIR Low Airloss Therapy is provided for pressure sore prevention and wound treatment when ambulation is a priority or continuous head elevation is desired. The FLEXICAIR unit, which also includes a Hill-Rom bed frame unit, regulates air pressure in five zones corresponding to patient body areas.

    Also in 1992, SSI introduced the CLENSICAIR-TM- Incontinence Management System. This innovative unit combines SSI's pressure-relieving Low Airloss Therapy with a break-through design for managing incontinence and patient cleansing needs.

    Other SSI wound care products include the ACUCAIR-Registered Trademark-Continuous Air Flow System and the CLINISERT-Registered Trademark- Pressure Relief System. Both are offered as more effective alternatives to conventional overlays and mattresses.

    SSI therapy systems are made available to medical institutions on a rental basis through 150 Service Centers located in the United States, Canada and Western Europe.

    BLOCK is a manufacturer of home infusion products for antibiotic, nutritional, chemotherapy and other drug therapies, including HOMEPUMP-TM-, a disposable infusion pump, and VERIFUSE-TM-, an ambulatory electronic infusion pump. HOMEPUMP-TM-, which can be carried in a pocket or specially designed pouch, provides a simple and convenient way for patients to administer their medication with minimum disruption of their lives. VERIFUSE-TM- is a computerized electronic infusion pump that is designed to handle more complex infusion medications while enabling the patient to be ambulatory. It is programmed through the use of a built-in bar-code scanner and is capable of delivering four infusion therapies.

    BLOCK's products are sold to homecare providers throughout the United States and internationally by a direct sales force and through distributors.

OTHER

    Medeco, founded in 1968, was purchased by the Company in 1984. Medeco manufactures and sells a wide variety of deadbolts, padlocks, switch locks, camlocks, electro-mechanical and other special purpose locks for the high security market. Medeco's double locking mechanism provides a higher level of security than is achievable by more common, single locking devices. Medeco locks are primarily constructed of brass and hardened steel and are manufactured in its Salem, Virginia plant.

    In 1991, Medeco created the Medeco Security Electronics (MSE) division and entered the electronic high security market with two innovative products. INSITE VLS-TM- replaces the thousands of mechanical keys used in pay telephone and vending machine collection. The INSITE SITEKEY-TM- provides the state-of-the-art in electronic door security.

    Medeco products are sold domestically and internationally by its sales organization to locksmith supply distributors, original equipment manufacturers and government agencies. Original equipment applications include vending machines, pay telephones, safe and lock boxes, computer equipment, coin-operated laundry machines and communications security devices.

                       DESCRIPTION OF THE DEBT SECURITIES

    The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities. The particular terms of the Offered Debt Securities and the extent, if any, to which such general provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

    The Debt Securities will be issued under an indenture dated as of December 1, 1991 (the "Indenture"), between the Company and Harris Trust and Savings Bank, as Trustee (the "Trustee"). A copy of the Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part and is incorporated by reference herein. The terms of the Debt Securities include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference.

GENERAL

    The Indenture provides for the issuance, from time to time in one or more series, of unsecured obligations of the Company. The Indenture does not limit the amount of Debt Securities that may be authenticated and delivered thereunder. Each series of Debt Securities may be established in or pursuant to a resolution of the Company's Board of Directors or in one or more indentures supplemental to the Indenture. The Indenture does not limit the amount of other indebtedness or securities that may be issued by the Company. Reference is made to the Prospectus Supplement for the following terms of the Offered Debt
Securities: (1) the designation, aggregate principal amount and authorized denominations of the Offered Debt Securities; (2) the percentage of the principal amount at which the Offered Debt Securities will be issued; (3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates (which may be fixed or variable), or the method by which such rate or rates will be determined, at which the Offered Debt Securities will bear interest, if any, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the dates on which such interest will be payable and the regular record dates with respect thereto; (5) the dates, if any, on which the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Company, and the other detailed terms and provisions of such sinking fund; (6) the date, if any, after which the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the holders thereof and the other detailed terms and provisions of such optional redemptions; (7) any additional or substituted restrictive covenants included for the benefit of the Offered Debt Securities or any provision that any restrictive covenant in the Indenture will not apply with respect to the Offered Debt Securities; (8) any additional Events of Default provided with respect to the Offered Debt Securities; (9) the currency or currencies of payment of principal of and premium, if any, and interest on the Offered Debt Securities; (10) any index used to determine the amount of payments of principal of and premium, if any, and interest on the Offered Debt Securities; (11) the application of defeasance or covenant defeasance provisions to the Offered Debt Securities; and (12) any other terms (which may not be inconsistent with the provisions of the Indenture). (Section 301). However, with respect to Offered Debt Securities sold through agents, the maturities and interest rates of such Offered Debt Securities may be fixed by the Company from time to time, in which case such maturities and rates are not set forth in the Prospectus Supplement relating thereto but instead will be made available through such agents.

    The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, principal, premium, if any, and interest will be payable, and the Offered Debt Securities will be exchangeable and transferable, at the office of the Trustee which is located at 311 West Monroe Street, Chicago, Illinois 60606. At the Company's option, interest may be paid by check mailed to the registered holders of the Offered Debt Securities. No service charge will be made for any registration of transfer or exchange of the Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    Unless otherwise indicated in the Prospectus Supplement relating thereto, the terms of the Offered Debt Securities and of the Indenture will not afford holders of the Offered Debt Securities protection in the event of a highly leveraged transaction involving the Company that may adversely affect holders of the Offered Debt Securities.

    Certain of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below the stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

CERTAIN COVENANTS OF THE COMPANY

    LIMITATION ON LIENS. Except as described below under "Exempted Liens and Sale and Leaseback Transactions," the Company covenants that it will not, nor will it permit any Restricted Subsidiary to, create, incur, grant or suffer to exist any mortgage, security interest, pledge or lien ("Lien") of or upon any Principal Property, or any shares of capital stock or evidences of indebtedness for borrowed money issued by any Restricted Subsidiary and owned by the Company or any Restricted Subsidiary, without providing that the Debt Securities of any series outstanding be secured equally and ratably by such Lien with any and all other indebtedness or obligations thereby secured, so long as such indebtedness or obligations are so secured. This restriction does not apply to (i) Liens existing at the date of the Indenture; (ii) Liens on Principal Property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (iii) Liens on Principal Property or shares of stock existing at the time of acquisition of such property or stock by the Company or a Restricted Subsidiary; (iv) Liens to secure the payment of all or any part of the price of acquisition, construction or improvement of Principal Property or stock by the Company or a Restricted Subsidiary, or to secure any indebtedness or obligation incurred by the Company or a Restricted Subsidiary,

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
prior to, at the time of, or within 90 days after, the later of the acquisition or completion of construction (including any improvements on an existing property), which indebtedness or obligation is incurred for the purpose of financing all or any part of the purchase price thereof or construction of improvements thereon; provided, however, that, in the case of any such acquisition, construction or improvement, the Lien does not apply to any property theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore substantially unimproved real property on which the property or improvement so constructed is located; (v) Liens securing any indebtedness or obligation of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary;
(vi) Liens on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (vii) Liens on property of a Person existing at the time the Company is merged into or consolidated with such other Person or at the time of a sale, lease or other disposition of the properties of the Company as an entirety or substantially as an entirety to such other Person;
(viii) Liens on property of the Company or a Restricted Subsidiary in favor of any domestic or foreign government or governmental body or any of their agencies and instrumentalities, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens; or (ix) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing clauses (i) through
(viii), inclusive; PROVIDED, HOWEVER, that the principal amount of the indebtedness or obligations secured thereby may not exceed the principal amount of the indebtedness or obligations so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement is limited to all or a part of the property or the category of property (such as inventory or receivables) which secured the Lien so extended, renewed or replaced (plus improvements and construction on such property). (Section 1007(a)).

    LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. Except as described below under "Exempted Liens and Sale and Leaseback Transactions," sale and leaseback transactions by the Company or any Restricted Subsidiary (except for transactions involving temporary leases for a term, including renewals at the option of the lessee, of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) of any Principal Property are prohibited unless the net proceeds of such sale are at least equal to the fair value (as determined by the Board of Directors by resolution) of the property sold and the Company applies an amount equal to the net proceeds of such sale to the retirement of Securities or Funded Debt (as defined in the Indenture) of the Company or a Restricted Subsidiary ranking prior to or on a parity with the Debt Securities. (Section 1008(a)).

    EXEMPTED LIENS AND SALE AND LEASEBACK TRANSACTIONS. Notwithstanding the limitations on Liens and sale and leaseback transactions outlined above, the Company or any Restricted Subsidiary may create, incur or grant Liens or enter into sale and leaseback transactions not otherwise permitted as described above, provided that at the time of such event, and after giving effect thereto, the sum of outstanding indebtedness for borrowed money of the Company and Restricted Subsidiaries secured by such Liens plus all Attributable Debt in respect of such sale and leaseback transactions entered into by the Company and Restricted Subsidiaries does not exceed 15% of shareholders' equity properly appearing on the most recently prepared consolidated balance sheet of the Company and its Subsidiaries as at the end of a fiscal quarter of the Company, prepared in accordance with generally accepted accounting principles. (Sections 1007(b) and 1008(b)).

    MERGER AND CONSOLIDATION. The Company may not merge, consolidate or convey, transfer or lease its properties and assets substantially as an entirety and the Company may not permit any Person (as defined in the Indenture) to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company unless, among other things, (a) the successor Person is the Company or another corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia that assumes the Company's obligations on the Debt Securities and under the Indenture, (b) immediately after giving effect to such transaction, the Company or the successor Person would not be in default under the Indenture and (c) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, any Principal Property of the Company would become subject to a Lien that would not be permitted by the Indenture, the Company or such successor Person takes such steps as are necessary effectively to secure the Debt Securities equally and ratably with (or, at the option of the Company, prior to) all indebtedness secured thereby. (Section 801).

DEFINITIONS

    "Attributable Debt" with respect to any sale and leaseback transaction that is subject to the restrictions described under "Certain Covenants of the Company -- Limitation on Sale and Leaseback Transactions" above means the present value of the total net amount of rent required to be paid during the remaining term of the related lease (including any period for which such lease has been extended), discounted at the weighted average interest rate borne by the Outstanding Securities (as defined in the Indenture), compounded semi-annually.

    "Principal Property" means the corporate headquarters of the Company and the offices of Forecorp, Inc. and each manufacturing facility of the Company or any Subsidiary in excess of 100,000 square feet located in the United States (other than its territories or possessions) or Puerto Rico, other than any such facility or portion thereof that the Board of Directors by resolution reasonably determines is not of material importance to the business conducted by the Company and its Subsidiaries as an entirety.

    "Restricted Subsidiary" means any Subsidiary that owns, operates or leases one or more Principal Properties.

    "Subsidiary" means each corporation of which the Company, or the Company and one or more Subsidiaries, or any one or more Subsidiaries, directly or indirectly own securities entitling the holders thereof to elect a majority of the directors, either at all times or so long as there is no default or contingency that permits the holders of any other class or classes of securities to vote for the election of one or more directors.

EVENTS OF DEFAULT

    An Event of Default with respect to Debt Securities of any series is defined in the Indenture as being: (a) default for 30 days in the payment of any installment of interest on any Debt Security of that series; (b) default in the payment of any principal of, or premium, if any, on any Debt Security of that series; (c) default by the Company in the performance of any other covenant or agreement contained in the Indenture (other than a covenant included in the Indenture solely for the benefit of series of Debt Securities other than that series) which shall not have been remedied for a period of 90 days after written notice of such default to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of outstanding Debt Securities of that series; or (d) certain events of bankruptcy, insolvency or reorganization of the Company. (Section 501).

    The Indenture provides that if an Event of Default under clause (a), (b) or
(c) above shall have occurred and be continuing with respect to any series of Debt Securities, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series may declare the principal of all the Debt Securities of that series (or, if such Debt Securities are discounted Debt Securities, such portion of the principal as may be specified in the terms of such series), together with any accrued interest, to be due and payable immediately. If an Event of Default under clause (d) above shall have occurred and be continuing with respect to any series of Debt Securities, then the principal of all the Debt Securities of that series, together with any accrued interest, will be due and payable immediately without any declaration or other act on the part of the Trustee or any holder of Debt Securities of that series. Upon certain conditions such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be annulled by the holders of a majority in principal amount of the outstanding Debt Securities of that series. In addition, prior to the declaration of the acceleration of the maturity of the Debt Securities of any series, past defaults may be waived by the holders of a majority in principal amount of the outstanding Debt Securities of that series, except a default in the payment of principal of or interest or premium, if any, on any Debt Security or in respect of a covenant or provision of the Indenture which cannot be modified or amended without the approval of the holder of each Debt Security. (Sections 502 and 513).

    The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of the Debt Securities before proceeding to exercise any right or power under the Indenture at the request of the holders of the Debt Securities. (Section 603).

    The Indenture also provides that the holders of a majority in principal amount of the Debt Securities of any series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 512).

    Reference is made to the Prospectus Supplement relating to each series of Offered Debt Securities which are discounted Debt Securities for the particular provisions relating to acceleration of the maturity of a portion of the principal amount of such discounted Debt Securities upon the occurrence of an Event of Default and the continuation thereof.

    The Indenture contains a covenant that the Company will file annually with the Trustee an officers' certificate as to the absence of any default or specifying any default that exists. (Section 1009).

SATISFACTION AND DISCHARGE

    The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Debt Securities of any series, as expressly provided for in the Indenture) as to all of the Debt Securities of that series when (i) either (a) all outstanding Debt Securities of that series (except lost, stolen or destroyed Debt Securities of that series that have been replaced or paid) have been delivered to the Trustee for cancellation or (b) with respect to all Debt Securities of that series not theretofore delivered to the Trustee for cancellation which (x) have become due and payable, (y) will become due and payable within one year or (z) are to be called for redemption within one year, the Company has deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Debt Securities of that series not theretofore delivered to the Trustee for cancellation for unpaid principal and interest to maturity; (ii) the Company has paid or caused to be paid all other sums payable by it under the Indenture; and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that all conditions precedent under the Indenture to the satisfaction and discharge of the Indenture have been complied with. (Article IV).

DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides, if such provision is made applicable to the Debt Securities of any series, that the Company may elect either (A) to defease and be discharged from any and all obligations with respect to the Debt Securities of any series (except for the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of the Debt Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from the obligations with respect to the Debt Securities under Sections 801, 1007 and 1008 of the Indenture (being the restrictions described under "Merger and Consolidation", "Limitations on Liens" and "Limitation on Sale and Leaseback Transactions", respectively) and any omission to comply with such obligations will not constitute an Event of Default with respect to the Debt Securities ("covenant defeasance"), upon the irrevocable deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations (as defined in the Indenture) which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on the Debt Securities on the scheduled due dates therefor. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of the Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion, in the case of defeasance under clause (A) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture. (Article XIII).

    In the event the Company effects covenant defeasance with respect to Debt Securities of any series and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (c) under "Events of Default" with respect to
Section 801, 1007 or 1008 of the Indenture, the amount of money and Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such Debt Securities at the time of their maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments at the time of the acceleration.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than 66 2/3% in aggregate principal amount of Debt Securities of each series affected thereby at the time outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security, (i) change the stated maturity of the principal of, or any installment of interest on, any Debt Security or reduce the principal amount thereof or the rate of interest (or premium, if any) thereon, or change the coin or currency in which any Debt Security or the interest (or premium, if any) thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof; (ii) reduce the percentage in principal amount of the Debt Securities then outstanding necessary to waive compliance with certain provisions of the Indenture or to waive certain defaults or (iii) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Debt Securities required for such action or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Debt Security. (Section 902).

    The holders of not less than 66 2/3% in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all such Debt Securities waive compliance by the Company with certain restrictive provisions of the Indenture. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may on behalf of the holders of all such Debt Securities waive any past default under the Indenture with respect to such Debt Securities, except a default in the payment of principal of and interest on any Debt Security or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Debt Security. The Indenture or the Debt Securities may be amended or supplemented, without the consent of any holder of Debt Securities, to cure any ambiguity or inconsistency or to make any change that does not have a materially adverse effect on the rights of any holder of Debt Securities.

THE TRUSTEE

    The Trustee acts as depositary for funds of, makes loans to, and performs other services for, the Company in the ordinary course of business.

                              PLAN OF DISTRIBUTION

    The Company may sell Debt Securities to or through underwriters or agents, or directly to other purchasers. Underwriters may sell Offered Debt Securities directly to other purchasers or through other dealers, who may receive compensation from the underwriters in the form of discounts, concessions or commissions. The Prospectus Supplement with respect to the Offered Debt Securities sets forth the terms of the offering, including the name or names of any underwriters or agents, any discounts, commissions and other items constituting compensation from the Company, and any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers. Underwriters, dealers and agents participating in the distribution of the Offered Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them and any profits realized by them on the resale thereof may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933.

    The Debt Securities may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to solicit offers to purchase the Offered Debt Securities upon the terms and conditions set forth in any Prospectus Supplement.

    If indicated in the Prospectus Supplement, the Company may authorize underwriters or agents to solicit offers by specified institutions to purchase Offered Debt Securities from the Company at the offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and any commission payable for solicitation of such contracts is set forth in the Prospectus Supplement.

    Underwriters and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by the Company to payments they may be required to make in respect thereof. Such underwriters and agents may be customers of, engage in transactions with, or perform services for the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

    The validity of the Debt Securities will be passed upon for the Company by Hughes Hubbard & Reed, One Battery Park Plaza, New York, New York 10004. Hughes Hubbard & Reed will rely upon Mark R. Lindenmeyer, General Counsel of the Company, with respect to matters of Indiana law. Edward S. Davis, a partner in Hughes Hubbard & Reed, is also a director of the Company and owns of record and beneficially 2000 shares of Hillenbrand common stock.

                                    EXPERTS

    The financial statements incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated August 30, 1993 have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.